Exhibit 99.1

WORLD AIRWAYS


CONTACT:  Coleman Andrews
          Chairman
          (703) 834-9201
          or
          Doug Poretz
          The Poretz Group
          (703) 506-1778


                                   FOR IMMEDIATE RELEASE
                                   September 18, 1997
                                   12:30 PM

   World Airways Repurchases 3,227,000 Shares of Common Stock

     HERNDON, VIRGINIA, September 18, 1997 -- World Airways, Inc. (Nasdaq: WLDA) today announced that it has completed the repurchase of 3,227,000 shares of its common stock from its largest shareholder, WorldCorp, at a price of $7.65 per share. The company expects to complete the repurchase in the next several weeks of an additional 773,000 shares of its common stock from WorldCorp or other shareholders.

     Commenting on the repurchases, World's President and CEO Russ Ray said: "With the accomplishment of this milestone and the recent convertible offering, World has met three important objectives. First, we now have in place the required capital to execute our future plans, with cash on hand in excess of $30 MM and an additional $25 MM revolver facility under negotiation. Second, we have substantially reduced the potential overhang represented by the large block of stock held by WorldCorp. Third, with the recent roadshow and resulting investor interest in World, we expect the company's success in the ACMI leasing business to gain greater exposure."

     World Airways provides ACMI leases to commercial and military customers using MD-11 and DC-10 passenger and cargo aircraft.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in World Airways' periodic reports filed with the Securities and Exchange Commission (which reports are available from World Airways upon request). These risks could cause World Airways' actual results for 1997 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, World Airways in this release.